Exhibit 99.1

Contacts:
Nadine Padilla
VP, Corporate & Investor Relations
Biosite Incorporated
(858) 455-4808 x3187
npadilla@biosite.com

April 7, 2004

BIOSITE® INCORPORATED RAISES SALES AND EARNINGS

FORECAST FOR FIRST QUARTER 2004

SAN DIEGO – Biosite Incorporated (Nasdaq:BSTE), a leading provider of novel, rapid medical diagnostics, today reported that it expects product sales for the first quarter of 2004 to range from $56 million to $57 million, which would be higher than the Company’s previously provided estimate of $48 million to $51 million.  The Company expects diluted earnings per share for the first quarter to range from $.48 to $.56, compared with its previous estimated range of $.33 to $.41.  Biosite originally provided guidance for the first quarter of 2004 in January of this year.

The newly forecasted range for product sales represents a 43 to 46 percent increase over product sales in the first quarter of 2003.  The revised range of estimates for diluted earnings per share reflects year-over-year growth of 30 to 51 percent.

“We largely attribute growth in the quarter to strong domestic sales of the Triage® BNP Test combined with cost savings and delayed expenses,” said Kim Blickenstaff, Biosite president and chief executive officer.  “We believe growth of our existing customer base and higher test utilization, driven in part by the cold and flu season as well as by increasing awareness of the diagnostic utilities of BNP, spurred first quarter sales.

“We remain optimistic regarding our ability to be effective during the balance of 2004, but we continue to expect aggressive competitive activity in the coming quarters.  We also assume that favorable seasonal trends experienced during the past two quarters will moderate for the next few months.

“Nevertheless, we believe our initiatives to increase utilization of the Triage BNP Test in the hospital market, to expand testing into physician office practices and to build international sales can contribute to sustained growth.”

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BIOSITE RAISES FORECAST FOR FIRST QUARTER 2004

Biosite increased production in the first quarter of 2004 and succeeded in replenishing distributor inventories by approximately $1 million.  The Company reported that distributor inventories for the product remained below targeted stocking levels at the end of the first quarter, primarily due to higher than expected product demand.

The Triage BNP Test is a rapid blood test used as an aid in diagnosis of congestive heart failure, the assessment of disease severity and the risk stratification of acute coronary syndromes patients.  During the past three years, the test has been used in several clinical studies, which were featured in the New England Journal of Medicine.  The most recent determined that including rapidly obtained B-type natriuretic peptide (BNP) measurements in the diagnostic regimen for emergency room patients with breathing difficulty could lead to improved treatment and reduced costs.

Investor Conference Call

Biosite will host a conference call today at 2 p.m. Pacific time to discuss preliminary first quarter results.  A live webcast of the call can be accessed via the Internet at www.biosite.com.  The phone number for the call is (706) 643-1834.  The call will be archived on the Biosite web site for 21 days.  A telephone replay of the call will also be available through April 28, 2004 by calling (800) 642-1687.  International callers, please dial (706) 645-9291.  Please reference the conference call number 6682335.

First Quarter Results

Biosite plans to release complete results for the first quarter of 2004 on Wednesday, April 28, 2004, after the market close.  The Company will hold a conference call to discuss results.  Details on the conference call can be obtained at www.biosite.com or by calling (858) 455-4808 x3221.

About Biosite

A leader in the drive to advance diagnosis, Biosite Incorporated is a research-based company dedicated to the discovery and development of novel protein-based diagnostic tests that improve a physician’s ability to diagnose debilitating and life-threatening diseases.  Through combined expertise in diagnostic discovery and commercialization, the Company is able to access potential markers of disease, identify proteins with high diagnostic utility, develop and commercialize products and educate the medical community about new diagnostic approaches, thereby benefiting patients.  Biosite’s Triage® rapid diagnostics are used in approximately 50 percent of U.S. hospitals and in over 50 international countries for toxicology screening and diagnosis of infectious and cardiovascular disease.  Information on Biosite can be found at www.biosite.com.

Except for the historical information presented herein, matters discussed in this press release are forward-looking statements that involve risks and uncertainties that could cause actual results to differ materially from any future results, performance or achievements expressed or implied by such statements. Statements that are not historical facts, including but not limited to statements that are preceded by, followed by, or that include the words “will”; “believes”; “should”; “intend”;  “anticipates”; “plans”; “expects”; “estimates”; or similar statements are

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forward-looking statements.  Risks and uncertainties include risks associated with the Company’s projected financial performance for the first quarter of 2004, the continued growth of the BNP market, the implementation of automated and semi-automated manufacturing methods, costs and expenses that the Company may incur in transitioning from a distributor sales model to a direct sales model in selected international markets and Biosite’s ability to promote and sell products through a direct sales force in those markets, our ability and the ability of our distributors to effectively promote the Triage BNP Test and acceptance of the Triage BNP Test in the physician office market.  Other risks that should be considered, and that could, among other things, influence the Company’s financial performance for the remainder of the 2004 fiscal year, include risks associated with changing market conditions, sales, profitability, and the extent to which our other products and products under development are successfully developed and gain market acceptance, risks associated with increased competition from existing competitors in our primary markets and the introduction of other competitive products from companies with greater capital and resources, and risks and expenses associated with litigation, contract disputes, patent conflicts, product recalls, manufacturing constraints, backlog, delays or inefficiencies, shipment problems, seasonal customer demand, the timing of significant orders, uncertainties or delays, changes in reimbursement policies, regulatory changes, competitive pressures on average selling prices, changes in the mix of products sold, and the other risks detailed in the Company’s most recent Annual Report on Form 10-K. The Company disclaims, however, any intent or obligation to update these forward-looking statements. Copies of the Company’s public disclosure filings are available from the Investor Relations department.

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Biosite®, Triage® and New Dimensions in Diagnosis® are registered trademarks of Biosite Incorporated.  The Company’s logo is a trademark of Biosite Incorporated.